Report of Independent Registered Public Accounting Firm

To the Board of Directors and Management of PGIM Real Estate Loan Services, Inc.:

We have examined management’s assertion, included in the accompanying Management’s Certification on Compliance with Applicable Servicing Criteria, that PGIM Real Estate Loan Services, Inc. (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the Commercial Mortgage-Backed Security Transactions – Reg AB Portfolio (the “Platform”), as of December 31, 2023 and for the year then ended, excluding 1122(d)(1)(iii), 1122(d)(3)(i)(C) & (D), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv), and 1122(d)(4)(xv), which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform. As described in management's assertion, for servicing criteria 1122(d)(2)(vi), the Company has engaged a vendor to perform the activities required by this servicing criteria. The Company has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to the vendor as permitted by Compliance and Disclosure Interpretation 200.06 of the SEC Division of Corporation Finance’s interpretations of the rules adopted under Regulation AB and the Securities Act and the Exchange Act ("Interpretation 200.06"). As permitted by Interpretation 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criteria applicable to the vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 200.06 for the vendor and related criteria as described in its assertion, and we performed no procedures with respect to the Company's determination of its eligibility to use Interpretation 200.06. Exhibit B to management’s assertion identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. PGIM Real Estate Loan Services, Inc.’s management is responsible for its assertion and for the Company's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company’s compliance with the applicable servicing criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the applicable servicing criteria is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

PricewaterhouseCoopers LLP, 2121 North Pearl Street, Suite 2000, Dallas, Texas 75201
T: (214) 999 1400, www.pwc.com/us

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management’s assertion that PGIM Real Estate Loan Services, Inc. complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2023 for the Commercial Mortgage-Backed Security Transactions – Reg AB Portfolio is fairly stated, in all material respects.

Dallas, Texas
February 23, 2024

WELLS FARGO AS MASTER SERVICER
SCHEDULE I
Transaction	Servicing Agreement	Servicing Agreement Date	PGIM Real Estate Loan Services Capacity(ies)
WFRBS 2014-C25	Pooling and Servicing Agreement	December 1 ,2014	Sub Servicer
WFRBS 2014-C24	Pooling and Servicing Agreement	November 1, 2014	Sub Servicer
WFRBS 2014-C22	Pooling and Servicing Agreement	September 1, 2014	Sub Servicer
WFRBS 2014-C20	Pooling and Servicing Agreement	May 1, 2014	Sub Servicer
WFRBS 2013-C18	Pooling and Servicing Agreement	December 1 ,2013	Sub Servicer
WFRBS 2013-C17	Pooling and Servicing Agreement	November 1, 2013	Sub Servicer
WFRBS 2013-C16	Pooling and Servicing Agreement	September 1, 2013	Sub Servicer
WFRBS 2013-C14	Pooling and Servicing Agreement	June 1,2013	Sub Servicer
WFRBS 2013-C13	Pooling and Servicing Agreement	May 1, 2013	Sub Servicer
WFRBS 2013-C12	Pooling and Servicing Agreement	March 1, 2013	Sub Servicer
WFCM 2015-SG1	Pooling and Servicing Agreement	August 1, 2015	Sub Servicer
WFCM 2015-C31	Pooling and Servicing Agreement	November 1, 2015	Sub Servicer
WFCM 2015-C28	Pooling and Servicing Agreement	May 1, 2015	Sub Servicer
WFCM 2015-C26	Pooling and Servicing Agreement	February 1, 2015	Sub Servicer
SGCMS 2016-C5	Pooling and Servicing Agreement	July 1, 2016	Sub Servicer
RBS 2014-C23	Pooling and Servicing Agreement	September 1, 2014	Sub Servicer
RBS 2014-C21	Pooling and Servicing Agreement	August 1, 2014	Sub Servicer
RBS 2014-C19	Pooling and Servicing Agreement	March 1, 2014	Sub Servicer
RBS 2013-C15	Pooling and Servicing Agreement	August 1, 2013	Sub Servicer
RBS 2013-C11	Pooling and Servicing Agreement	February 1, 2013	Sub Servicer
COMM 2014-CCRE14	Pooling and Servicing Agreement	January 1, 2014	Sub Servicer
COMM 2013-CCRE13	Pooling and Servicing Agreement	December 1, 2013	Sub Servicer
CFCRE 2016 - C3	Pooling and Servicing Agreement	January 1, 2016	Sub Servicer
WFCM 2014-LC18	Pooling and Servicing Agreement	December 1 ,2014	Sub Servicer
WFCM 2015-C27	Pooling and Servicing Agreement	March 1, 2015	Sub Servicer
WFCM 2012-C10	Pooling and Servicing Agreement	December 1 ,2012	Sub Servicer